AIMCO                                Ambassador
  Apartment Investment                    Apartments, Inc.
  and Management Company




          APARTMENT INVESTMENT AND MANAGEMENT COMPANY
        AND AMBASSADOR APARTMENTS, INC. ANNOUNCE MERGER

  DENVER, COLORADO (NYSE: AIV) AND CHICAGO, ILLINOIS (NYSE:
  AAH) December 23, 1997

       Apartment Investment and Management Company ( AIMCO ) and Ambassador Apartments, Inc. ("Ambassador") announced today that they have executed a definitive merger agreement pursuant to which Ambassador would be merged into AIMCO. The merger was approved by both Boards of Directors. Pursuant to the terms of the agreement, shareholders of Ambassador will receive $21 per share of common stock, payable in newly issued common shares of AIMCO stock. To the extent that AIMCO s stock price, as defined in the agreement, is less than $36 per share (equal to a 0.583 exchange ratio), then, at AIMCO s option, in order to equate to $21, it may issue either (a) solely AIMCO shares or (b) AIMCO shares at an exchange ratio of 0.583 plus additional cash consideration. It is expected that Ambassador Apartments L.P. limited partnership units will be exchanged for AIMCO Properties, L.P. OP Units on similar terms as those described above for Ambassador s common shareholders. The parties have agreed that Ambassador will designate a member of Ambassador s Board of Directors to be appointed to a to-be-formed advisory board of AIMCO.

       At closing, the combination will create one of the largest owners and managers of multifamily apartment properties in the United States. AIMCO will own or control 55,567 units in 198 apartment communities, will have an equity interest in 83,975 units in 518 apartment communities and will manage 69,979 units in 388 apartment communities for third parties and affiliates, bringing the total owned and managed portfolio to 209,521 units in 1,104 apartment communities. AIMCO s properties are located in 42 states, the District of Columbia and Puerto Rico.

       The merger has been structured as a tax-free transaction as to the AIMCO stock component and it is expected that the merger will be treated as a purchase for financial accounting purposes. The merger is expected to be completed during the second quarter of 1998. The transaction is subject to the approval of Ambassador s shareholders, customary regulatory approvals and other conditions. Merrill Lynch & Co. is serving as financial advisor to Ambassador.

  Apartment Investment and Management Company
  Ambassador Apartments, Inc.
  Press Release   December 23, 1997
  Page Two


       The aggregate value of the Ambassador transactions are approximately $682 million: $269 million in equity; the assumption of approximately $380 million in mortgage indebtedness and $20 million in other net liabilities; and $13 million in transaction costs. The transaction also includes approximately $23 million in unconsolidated joint venture indebtedness. Ambassador is a real estate investment trust that owns and operates 15,728 units in 52 garden-style apartment communities, primarily serving the middle market, which were constructed or substantially renovated since 1983. Ambassador s apartments are located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas. The stabilized annual contribution to AIMCO s Funds From Operations ("FFO") from the Ambassador acquisition is expected to be approximately $0.10 per share at AIMCO s closing market price on Friday, December 19, 1997 of $35.3125.

       Peter Kompaniez, AIMCO s President, commented that "Ambassador s apartment portfolio compliments AIMCO s apartment portfolio. The style of the apartment buildings, the amenities package, the average age of the apartments and the "middle income" market appeal are very similar to AIMCO s other apartments. AIMCO has a significant presence in Ambassador s principal markets with regional operating centers capable of absorbing the operation of these apartments. The Ambassador personnel at the site level will continue in place to allow for uninterrupted property performance and service to tenants."

       David Glickman, Chairman and CEO of Ambassador stated, "We believe that merging with AIMCO enables Ambassador to fulfill its primary goal of maximizing shareholder value and increasing earnings per share. During the past three months, our Board of Directors devoted much effort to strategically optimizing the future for investors in Ambassador. Management has visited with a number of potential business combination partners. I am pleased and impressed with the similarities between AIMCO and Ambassador. Both companies have a strategic vision focused on three customer groups: shareholders, residents and employees. Both companies have expanded significantly since their initial public offerings by raising equity capital in innovative ways. Both companies have typically improved operations, reduced risks and increased resident and employee retention after acquiring additional properties. AIMCO is quite fluent in the use of tax exempt bond financing which Ambassador has historically employed to improve shareholder returns. We are excited about this combination with a dynamic company."

  Apartment Investment and Management Company
  Ambassador Apartments, Inc.
  Press Release   December 23, 1997
  Page Three


       Debra Cafaro, President of Ambassador stated, "We are pleased to become investors in AIMCO. We wish to publicly thank all of our employees who have worked hard for the shareholders of Ambassador. The AIMCO transaction represents the next step in improving results."

       The foregoing estimate of contribution to FFO is a forward-looking statement that involves numerous risks and uncertainties that could result in actual results differing materially from the expectation set forth above. Some of the factors that could affect the foregoing expectation includes general economic conditions, competition in and performance of local real estate conditions, competition from other property management companies, AIMCO s ability to obtain financing, increases in interest rates, increases in operating costs and real estate taxes, as well as other risks detailed from time to time in AIMCO s filings with the Securities and Exchange Commission.

       A conference call will be conducted on Tuesday, December 23, 1997 at 4:00 p.m. Eastern Time to discuss the proposed transaction. You can participate in the conference call by dialing (800) 374-0616 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the AIMCO/Ambassador conference call.



  Contact for AIMCO:      Peter Kompaniez,
                           President (909) 336-4821
                          Leeann Morein, Senior
                           Vice President (303) 757-8101
                          E-Mail:  investor@aimco.com

  Contact for Ambassador: David Glickman, Chairman
                           and CEO (312) 917-4400
                          E-Mail:  glickman@aah..com

                          Debra A. Cafaro,
                           President (312) 917-4444
                          E-Mail:  cafaro@aah.com